Exhibit 10.25

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

June 1, 2005

RE:                              September 8, 2000 License Agreement between Acorda Therapeutics, Inc. and The Mayo Foundation for Medical Education and Research (the “License Agreement”)

This Letter of Agreement (the “Letter Agreement”) constitutes the agreement contemplated by Acorda Therapeutics, Inc. (“Acorda”) and Mayo Foundation for Medical Education and Research (“Mayo”) (collectively, the “Parties”) in the September 30, 2004 letter signed by Rick Colvin and Jane Wasman with respect to Mayo’s and Dr. Moses Rodriguez’ grant application to the Hilton Foundation.

Mayo proposes to enter into an agreement with the University of Minnesota (the “University”) under which the University may provide services for various research programs at Mayo, which agreement is attached hereto as Exhibit A. This Letter Agreement relates solely to the work plans (present and future) under the agreement for the development of rHIgM22 (the “Antibody”) within the Field (hereinafter, “Antibody Services Agreement”).  The work to be performed pursuant to the Antibody Services Agreement shall be funded largely by a three-year grant (the “Hilton Foundation Grant”) received by Mayo and Dr. Rodriguez pursuant to the grant application referenced above.

The parties hereby agree as follows:

1.               Grant: Acorda hereby grants to Mayo (to the extent Mayo has not already retained a right to use), the University, and any other third parties conducting work under the Antibody Services Agreement a non-exclusive license to use the Antibody for development within the Field for noncommercial purposes pursuant to the Hilton Foundation Grant during the term of the Hilton Foundation Grant.

2.               Project Steering Committee: Acorda shall be allowed to attend and participate in the two in-person meetings of the Project Steering Committee held each year as established in the Antibody Services Agreement. In addition, Mayo agrees that the Mayo co-chair shall provide Acorda with quarterly updates regarding the work being planned or performed pursuant to the Antibody Services Agreement and shall timely seek Acorda’s input related to such work. Mayo also shall provide Acorda with the timely opportunity to review and comment on all future workplans that are contemplated pursuant to the Antibody Services Agreement.

3.               Indemnification: The parties agree that, to the extent not already provided for by Section 8.2(a) of the September 8, 2000 License Agreement between Mayo and Acorda, Mayo shall defend, indemnify and hold Acorda and its affiliates and Sublicensees and their respective directors, officers and employees, harmless from and against any and all third party Claims arising out of or resulting from the administration of a product to a human subject(s) and/or other clinical activities (including activities preparatory to such clinical activities or the use of the results therefrom) arising out of or relating to the Antibody Services Agreement.

4.               Publication: Mayo shall provide Acorda with the same rights to review, comment on and consent or object to any manuscripts, abstracts, posters, presentations or other potential publications (“Publications”) arising out of or relating to the Antibody Services Agreement or the work performed thereunder as are provided to Mayo in the Antibody Services

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Agreement, including the same amount of time for such review. Mayo shall forward to Acorda for Acorda’s review, comment and consent all potential Publications as soon as Mayo either drafts a Publication or receives one for review from the University.

5.               Intellectual Property and Confirmation of License Agreement: The parties acknowledge that the work performed by Mayo under the Hilton Foundation Grant is being performed subject to and pursuant to Sections 2.1 and 2.2 of the License Agreement and any rights granted are solely for the Antibody in the Field. Mayo hereby grants Acorda a non-exclusive, worldwide, royalty-free license, limited to the Antibody in the Field, to any Inventions (as defined in the Antibody Services Agreement) developed by the University or any third party and owned by Mayo pursuant to the Antibody Services Agreement.  To the extent Acorda does not have a license under the License Agreement for the work performed by Mayo under the Hilton Foundation Grant, including the Antibody Services Agreement, Mayo grants a non-exclusive, royalty-free license to Licensed Technology for the Antibody in the Field. Mayo and Acorda acknowledge that the License Agreement is in full force and effect.

6.               Public Announcements: The Parties confirm that all public announcements relating to the Antibody Services Agreement, the Hilton Foundation Grant and/or the work performed thereunder shall be subject to the provisions of Section 10.6 of the License Agreement.

7.               Diligence: The Parties agree that Acorda’s obligations under Section 5.1 of the License Agreement shall be deemed satisfied in full through the end of the three-year term of the Hilton Foundation Grant in consideration for Acorda’s use of reasonable commercial efforts, consistent with its business judgment, to seek a partner to provide additional resources to help develop and commercialize Licensed Products during the term of the Hilton Foundation Grant.

8.               [**]

9.               Miscellaneous: All capitalized terms used in this Letter Agreement and not otherwise defined herein shall have the same meaning as assigned to them in the License Agreement. In the event of a conflict between the terms of the Letter Agreement and the License Agreement, unless otherwise expressly stated herein, the terms of the License Agreement shall govern.

Agreed by on behalf of Mayo Foundation for Medical Education And Research:			Agreed by on behalf of Acorda Therapeutics, Inc.

By:	/s/ Rick F. Colvin		By:	/s/ Ron Cohen
	Name:	Rick F. Colvin		Name:
	Title:	Assistant Treasurer		Title:

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

UNIVERSITY OF MINNESOTA

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is entered into effective as of June 20, 2005 (Effective Date), by and between the Regents of the University of Minnesota (the “University”), a Minnesota constitutional corporation, and Mayo Foundation for Medical Education and Research (“Mayo”), a Minnesota charitable corporation., each a “Party” and collectively “Parties.” This Agreement is entered into by the University through its University of Minnesota, Minnesota Molecular and Cellular Therapeutics Facility.

NOW, THEREFORE, the parties agree as follows:

1.             Description of Services.  The University shall render the services described within and incorporated hereunder as an individual workplan (“Workplan”) (reference to services in this Agreement shall be deemed to include any deliverables). The University and Mayo may agree to incorporate additional Workplans under this Agreement.

2.             Compensation.  For the services rendered under a Workplan, Mayo shall pay the University the funding amount according to the schedule and as specified under the Workplan.

3.             Term.  The term of this Agreement shall commence on the Effective Date.

The term of this Agreement shall expire five years from the Effective Date, unless terminated earlier as provided in section 4 or extended as may be mutually agreed upon in writing.

4.             Termination.  Either party may terminate this Agreement for material breach on seven (7) days’ written notice, during which period the breaching party may cure. Additionally, either party may terminate this Agreement for its convenience upon thirty (30) days’ prior written notice to the other party. Upon termination, Mayo shall promptly pay the University for all services rendered and costs (but only as specified in a Work Plan) incurred up to and including the effective date of termination.

5.             Limitation of Damages.  EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, FOR (i) PERSONAL INJURY OR PROPERTY DAMAGES OR (ii) LOST PROFITS, WORK STOPPAGE, LOST DATA, OR ANY OTHER SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

6.             Limitation of Remedies.  IN THE EVENT OF THE UNIVERSITY’S BREACH OR FAILURE TO PERFORM ANY OBLIGATION UNDER THIS AGREEMENT, WITH THE EXCEPTION OF UNIVERSITY’S OBLIGATION TO INDEMNIFY MAYO AND ANY BREACH RELATED TO CONFIDENTIALITY OR THE USE OF THE MAYO NAME, THE UNIVERSITY’S ENTIRE LIABILITY AND MAYO’S EXCLUSIVE REMEDY SHALL BE, AT THE UNIVERSITY’S OPTION, EITHER (i) RETURN OF THE MONETARY CONSIDERATION PAID TO THE UNIVERSITY UNDER THIS AGREEMENT OR (ii) THE

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

UNIVERSITY’S PERFORMANCE OF ANY OBLIGATION THAT FAILED TO SATISFY THE TERMS OF THIS AGREEMENT.

7.             Disclaimer of Warranties.  THE UNIVERSITY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, CONCERNING THE SERVICES PROVIDED UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THE SERVICES SHALL BE PROVIDED AND ACCEPTED “AS IS.”

8.             No University Endorsements.  In no event shall Mayo (or its successors, employees, agents and contractors) state or imply in any publication, advertisement, or other medium that the University has approved, endorsed or tested any product or service. In no event shall the University’s performance of the services described in section 1 be considered a test of the effectiveness or the basis for any endorsement of a product or service.

9.             Use of Name or Logo.

9.1           Mayo agrees not to use the name, logo, or any other marks (including, but not limited to, colors and music) owned by or associated with the University or the name of any representative of the University in any sales promotion work or advertising, or any form of publicity, without the prior written permission of the University in each instance.

9.2           The University shall not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Mayo or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” or any simulation, abbreviation, or adaptation of the same, or the name of any Mayo employee or agent, without Mayo’s prior, written, express consent. Mayo may withhold such consent in Mayo’s absolute discretion.

10.           Indemnification.

10.1         Mayo shall indemnify, defend and hold the University and its regents, faculty members, students, employees, agents and contractors harmless from third parry actions, suits, claims, negligent losses, costs, judgments and expenses, including reasonable attorneys’ and investigative fees, arising out of: (i) Mayo’s infringement of a third party’s intellectual property rights or violation of any law, rule, or regulation in the provision of any materials to the University; (ii) personal injury, death or property damages arising out of a failure to warn the University of any dangerous substances or materials supplied to the University by or on behalf of Mayo; (iii) Mayo’s, or any other entity’s, use of the results or deliverables, or the use of products, services or representations based on such results or deliverables; and (iv) any negligent act or omission of Mayo in connection with this Agreement.

10.2         Subject to the limitations of damages and remedies set forth in this Agreement, the University shall indemnify and hold Mayo and its directors, employees, agents and contractors harmless from third party actions, suits, claims, losses, costs, judgments and expenses, including reasonable attorney and investigative fees, arising out of the University’s negligent acts and omissions in performing its duties under this Agreement.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

10.3         Unless more specific insurance provisions are attached, the following shall apply. At all times during its performance under this Agreement, Mayo shall obtain and keep in force comprehensive general and professional liability insurance, including coverage for death, bodily or personal injury, and property damage, including products liability, with limits of not less than [**] each occurrence, and automobile coverage with limits not less than [**] each occurrence. All such certificates evidencing such insurance shall name the Regents of the University of Minnesota as an additional insured. Mayo represents that it has workers’ compensation insurance to the extent required by law. Mayo agrees to furnish proof of all such insurance to the University upon request.

11.           Publications.  The University and Mayo reserve the right to publish the results of research or investigation related to the services performed under this Agreement. Before publishing, however, the University will give Mayo an opportunity to review the manuscript and will consider suggested modifications. Mayo shall be furnished copies of any proposed publication or presentation at least thirty (30) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Mayo shall have thirty (30) days after receipt of said copies, to object to such proposed presentation or proposed publication, either because there is patentable subject matter that needs protection and/or there is information that Mayo regards as trade secret, confidential or proprietary, in the proposed publication or presentation, and to propose modifications. In the event that Mayo makes an objection based on patentable subject matter, the University shall refrain from making such publication or presentation for a maximum of ninety (90) days from date of receipt of such objection in order for a patent application to be filed with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation. In the event that Mayo makes an objection concerning information that it regards as trade secret, confidential or proprietary, the University will consider such objection and suggested changes in good faith.

12.           Confidentiality and Intellectual Property.

12.1         As part of the development and evaluation of a Workplan and during the course of work under a Workplan, Mayo may disclose information, data, concepts, ideas, methods, processes, techniques, formula, know-how, trade secrets and improvements that are confidential or proprietary to Mayo (hereafter “Proprietary Information”).  The University agrees not to use any Proprietary Information during the term of this Agreement, and for five (5) years after the termination or expiration of this Agreement, for any purpose other than as permitted or required under this Agreement.  The University also agrees not to disclose or to provide any such Proprietary Information to any third party, except as may be permitted under a Workplan, and to take all reasonable measures to prevent any such disclosure by permitted third parties and by the University’s employees, agents, contractors, or consultants during the term of this Agreement, and for five (5) years after its termination or expiration. This obligation does not apply to information that:  i) is not marked confidential at the time of disclosure; or ii) is not summarized in a written memorandum as being confidential within ninety (90) days of any initial disclosure.

12.2         The University agrees that any and all rights to any inventions, copyrightable materials, research notebooks, prototypes, trade secrets, processes or other tangible or intellectual property developed pursuant to this agreement (“Inventions”) shall belong solely to

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Mayo.  The University acknowledges that all materials prepared by the University pursuant to this agreement are “work made for hire” as that term is understood and used in Title 17 of the United States Code, and that the copyright, if any, shall belong to Mayo during the initial, renewal and extended period or periods of the copyright. The University will and hereby assigns all right, title and interest in and to such Inventions to Mayo, including any materials that are not deemed “works made for hire,” and further agrees to execute all documents and do all actions necessary or useful (at no charge to Mayo, but at Mayo’s cost) to effect such assignment.

13.           Project Steering Committee.

13.1         A committee (hereinafter referred to as the Project Steering Committee) consisting of up to four (4) members from MAYO and up to four (4) members from the University will establish general guidelines and priorities for the collaboration contemplated hereunder. MAYO’s members and the University’s members shall be determined prior to approval of the first individual workplan, and shall be named in said Workplan. The Project Steering Committee will be jointly chaired by one member from MAYO and one member from the University.

13.2         The Project Steering Committee shall meet two (2) times a year in person and up to four (4) times a year via teleconference or whenever requested by either Party and whenever deemed relevant by the Project Steering Committee. At least two members from each side shall participate at each meeting. Furthermore, relevant scientific or other staff from either side and one or more representatives from Mayo Medical Ventures may attend. The members of the Project Steering Committee shall communicate to the extent necessary to coordinate their efforts and shall be responsible for the drafting, within ten (10) working days, of minutes and records from each meeting.

13.3         It is foreseen that the Project Steering Committee may need to refine Workplans on an ongoing basis. Any such revisions must be approved in writing by authorized signatories of both Parties.

13.4         The Project Steering Committee will be responsible for putting in place any quality agreements or other agreements the Project Steering Committee deems necessary for work to be conducted under a Workplan prior to the initiation of that Workplan.

14.           General Provisions.

14.1         Amendment.  This Agreement shall be amended only in a writing duly executed by all the parties to this Agreement.

14.2         Assignment.  Mayo may not assign any rights or obligations of this Agreement without the prior written consent of the University.  In the event of any assignment, Mayo shall remain responsible for its performance and that of any assignee under this Agreement.  This Agreement shall be binding upon Mayo, and its successors and assigns, if any. Any assignment attempted to be made in violation of this Agreement shall be void at the sole option of the University.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

14.3         Entire Agreement.  This Agreement (including all attached or referenced addenda, exhibits, and schedules) is intended by the parties as the final and binding expression of their agreement and as the complete and exclusive statement of its terms.  This Agreement cancels, supersedes and revokes all prior negotiations, representations and agreements between the parties, whether oral or written, relating to the subject matter of this Agreement.  The terms and conditions of any purchase order or similar document submitted by Mayo in connection with the services provided under this Agreement shall not be binding upon the University.

14.4         Force Majeure.  No party to this Agreement shall be responsible for any delays or failure to perform any obligation under this Agreement due to acts of God, strikes or other disturbances, including, without limitation, war, insurrection, embargoes, governmental restrictions, acts of governments or governmental authorities, and any other cause beyond the control of such party. During an event of force majeure the parties’ duty to perform obligations shall be suspended.

14.5         Governing Law.  The internal laws of the state of Minnesota shall govern the validity, construction and enforceability of this Agreement, without giving effect to its conflict of laws principles.

14.6         Jurisdiction.  All suits, actions, claims and causes of action relating to the construction, validity, performance and enforcement of this Agreement shall be in the courts of Hennepin County, Minnesota.

14.7         Independent Contractor.  In the performance of their obligations under this Agreement, the parties shall be independent contractors, and shall have no other legal relationship, including, without limitation, partners, joint ventures, or employees. Neither party shall have the right or power to bind the other party and any attempt to enter into an agreement in violation of this section 12.7 shall be void. Neither party shall take any actions to bind the other party to an agreement.

14.8         Notices.  All notices, requests and other communications that a party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given pursuant to this section:

If to the University:                                                                                                                                                                                       University of Minnesota
Attn:  Randall Tlachac
Program Director
Molecular and Cellular Therapeutics
1900 Fitch Avenue
St. Paul, MN 55108
Phone No.: 612-624-0765
Facsimile No.: 612-624-1777
E-mail: rtlachac@unm.edu

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

With a copy to:                                                                                                                                                                                                            University of Minnesota
Office of the General Counsel
Attn: Transactional Law Services Group
360 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2006
Facsimile No.:  (612) 626-9624
E-mail:  contracts@mail.ogc.umn.edu

If to Mayo:                                                                                                                                                                                                                                   Mayo Foundation or Medical Education and Research
200 First Street SW
Rochester, MN  55905-0001
Attn:  Office of Technology Commercialization
Phone No.: 507-284-8878
Facsimile No.: 507-284-5410

14.9         Survival.  Upon termination or expiration of this Agreement, Sections 2, 5, 6, 7, 8, 9, 10, 11, 12 and 14 shall survive.

IN WITNESS WHEREOF, the parties have entered into the Agreement as of the Effective Date.

Regents of the University of Minnesota		Mayo Foundation for Medical Education and Research

By:	/s/ Mark S. Pauer	By:	/s/ Rick F. Colvin
Name:	Mark S. Pauer	Name:	Rick F. Colvin
Title:	Asst VP for Research	Title:	Assistant Treasurer
Date:	6/28/05	Date:	6/16/05

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Workplan A
[***]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

IN WITNESS WHEREOF, the parties have entered into this Workplan A under the Agreement as of the latter of the Effective Date or the date first written below.

Regents of the University of Minnesota		Mayo Foundation for Medical Education
and Research

By:	/s/ Mark S. Paller	By:	/s/ Rick F. Colvin

Name:	Mark S. Paller	Name:	Rick F. Colvin

Title:	Assistant VP for Research	Title:	Assistant Treasurer

Date:	June 28, 2005	Date:	June 16, 2005

1